UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2021

STONEMOR INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39172	80-0103152
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3331 Street Road, Suite 200 Bensalem, Pennsylvania		19020
(Address of principal executive offices)		(Zip Code)

(215) 826-2800

Registrant’s telephone number, including area code

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	STON	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On February 1, 2021, Cornerstone Trust Management Services LLC (“Cornerstone”), a wholly-owned subsidiary of StoneMor Inc. (the “Company”), entered into a Subadvisor Agreement (the “Agreement”) with Axar Capital Management, LP (“Axar”). Axar owns approximately 70.5% of the Company’s outstanding common stock, and the sole member of it general partner is Andrew M. Axelrod, who serves as the Chairman of the Company’s Board of Directors. In connection with the execution of the Agreement, Mr. Axelrod resigned as a member of the Trust and Compliance Committee (the “Trust Committee”) of the Company’s Board of Directors (the “Board”).

Pursuant to the charter of the Trust Committee, the retention of Axar as a subadvisor and the Agreement were first reviewed and approved by the Trust Committee, subject to the condition that the retention of Axar and the Agreement also be approved by a Board committee comprised exclusively of independent directors. The members of the Trust Committee are Kevin D. Patrick, Joseph M. Redling and Patricia D. Wellenbach. Given the Axar relationship, the Board appointed a special committee to review the retention of Axar and the Agreement, which was comprised of Mr. Patrick, Ms. Wellenbach and Stephen J. Negrotti. The special committee also approved the retention of Axar and the terms of the Agreement. Both the Trust Committee and the special committee concluded that Axar had the appropriate experience and performance record that would assist Cornerstone in performing its investment advisory obligations for the Company, that the retention of Axar would provide back-office operational efficiencies to Cornerstone and that the financial terms were at least as favorable to Cornerstone as the terms that would be available from other unaffiliated subadvisors, if not more favorable.

Under the terms of the Agreement, Axar agreed to provide the following services with respect to the assets held in the Company’s merchandise and perpetual care trust (the “Trusts”) and certain pooled investment vehicles administered by the trustee of the Trusts (the “Trustee”) in which certain of the Trusts participate or invest (collectively, the “Investment Assets”):

•

Advise Cornerstone with respect to the allocation and investment of the Investment Assets on a non-discretionary basis, including providing advice concerning portfolio allocation among investment strategies;

•	Oversee other subcontractors or external managers engaged by Cornerstone to provide advice with respect to the Investment Assets;

•	Provide quarterly investment performance reports to and meet on a quarterly basis with the Trust Committee;

•	As requested by Cornerstone from time to time, perform the tasks and responsibilities delegated by the Trust Committee to Cornerstone under the Company’s investment policy statement; and

•

As requested by Cornerstone, assist Cornerstone in performing its duties by providing general back office and administrative support to Cornerstone and, at Cornerstone’s reasonable request, the Trustee.

Under the Agreement, Axar will be entitled to a quarterly fee equal to 0.0125% of the value of the Investment Assets through December 31, 2021 and, thereafter, a quarterly fee equal to 0.025% of the value of the Investment Assets. In each case, the value of the Investment Assets will be determined by the Trustee. The Agreement also includes customary confidentiality and indemnification provisions.

The initial term of the Agreement is through December 31, 2021 and it automatically renews for an unlimited number of one-year terms thereafter, provided that either party may terminate the Agreement on 90 days’ prior written notice.

The foregoing summary is not intended to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this current Report on Form 8-K and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

10.1	Subadvisor Agreement dated as of February 1, 2021 by and between Cornerstone Trust Management Services, LLC and Axar Capital Management, LP.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2021	STONEMOR INC.

	By:	/s/ Austin K. So
Austin K. So
Senior Vice President, Chief Legal Officer and Secretary